Item 77C - SCUDDER RREEF REAL ESTATE FUND, INC.

Registrant incorporates by reference its Proxy Statement
 dated June 29, 2005, filed on May 11, 2005
(Accession No. 0000950123-05-006141).

Stockholder Meeting Results:

The Annual Meeting of Stockholders (the "Meeting") of Scudder
 RREEF Real Estate Fund, Inc. (the
"Fund") was held on June 29, 2005, at the offices of Deutsche
 Investment Management Americas
Inc. (part of Deutsche Asset Management), 280 Park Avenue, New York, NY 10017. At the Meeting, the following matters were voted upon by the stockholders (the resulting votes are presented below).

Matters to be Voted on by all Stockholders:

1.	To elect two Directors of the Fund as Class II Directors
 to hold office for a term of three years, and until their respective successors have been duly elected and qualified:


Number of Votes:
Directors
For
Withheld
Joseph R. Hardiman
13,405,443
219,155
Richard J. Herring
13,415,372
209,226

Matters to be Voted on by Holders of Preferred Stock:

2.	To elect one Director of the Fund as a Class II Director
 to hold office for a term of three years, and until his successor has been duly elected and qualified.


Number of Votes:
Director
For
Withheld
Graham E. Jones
4,849
14

3.	To elect one Director of the Fund as a Class III
Director to hold office until the 2006 Annual
Meeting of Stockholders and until his successor has been
duly elected and qualifies.
..

Number of Votes:
Director
For
Withheld
William N. Shiebler
4,849
14




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